EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-43593) of our report dated June 24, 2014, with respect to the statement of net assets available for benefits as of December 31, 2013 of the Lithia Motors, Inc. Salary Reduction Profit Sharing Plan, which expresses an unqualified opinion, appearing in this Annual Report (Form 11-K).

Medford, Oregon

June 24, 2015